EXHIBIT 107

Calculation of Filing Fee Tables

Schedule 13E-3
(Form Type)

MINERVA SURGICAL, INC.

(Name of the Issuer)

ACCELMED PARTNERS II L.P.

ACCELMED PARTNERS II GP

ACCELMED PARTNERS II, LLC

URI GEIGER

(Name of Persons Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Total Transaction Valuation	$20,000,000.07(1)	0.00011020	$2,204.00(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$20,000,000.07
Total Fees Due for Filing			$2,204.00
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$2,204.00

(1)
Calculated solely for purposes of determining the filing fee. The transaction value was calculated as the product of 97,751,711 shares (the “Shares”)) of Minerva Surgical, Inc.’s common stock, par value $0.001 per share, being the maximum number of Shares to be acquired by Accelmed Partners II L.P., pursuant to the proposed private placement transaction, multiplied by the per Share consideration of $0.2046 per Share.

(2)	In accordance with Rule 0-11 of the Exchange Act of 1933, the filing fee was determined by multiplying 0.00011020 by the transaction valuation.